Exhibit 10.20

Execution Version

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), dated as of September 29, 2023, is made by and between Estrella Immunopharma, Inc. a Delaware corporation (the “Company”), and Jiandong Xu (“Executive”). This Agreement shall govern the employment relationship between Executive and the Company from and after the Effective Date (as defined below).

WHEREAS, TradeUP Acquisition Corp., a Delaware corporation, Tradeup Merger Sub Inc., a Delaware corporation, and Estrella Biopharma, Inc., a Delaware corporation (the “Predecessor”) have entered into an Agreement and Plan of Merger and intend to effectuate the transactions contemplated thereby (the “Merger”);

WHEREAS, the Company desires to be assured that the unique and expert services of Executive will continue to be available to the Company following the closing of the Merger (the date on which such closing occurs, the “Closing Date”) and that the confidential information and goodwill of the Company will continue to be preserved for its exclusive benefit; and

WHEREAS, the Company desires to continue to employ Executive pursuant to the terms and conditions set forth in this Agreement, subject to and contingent upon the closing of the Merger, and effective upon the date immediately following the Closing Date (such date on which this Agreement becomes effective, the “Effective Date”), and Executive is willing and able to render such services and desires to do so on the terms and conditions hereinafter set forth herein.

NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1. Retention and Duties.

(a) The Company hereby agrees to engage and employ Executive for the Period of Employment (as defined in Section 2) on the terms and conditions expressly set forth in this Agreement. Executive hereby accepts and agrees to such engagement and employment, on the terms and conditions expressly set forth in this Agreement.

(b) During the Period of Employment, Executive shall serve as Chief Financial Officer of the Company and shall have the powers, authorities and duties customarily vested in such office in the industry of the Company and as reasonably determined by the board of directors of the Company (the “Board”) from time to time. Executive shall report directly to the Chief Executive Officer of the Company during the Period of Employment. This position will be based in Emeryville, California and Executive may be required to travel in fulfillment of Executive’s duties and responsibilities hereunder.

(c) During the Period of Employment, Executive shall (i) devote substantially all of Executive’s business time, energy and skill to the performance of Executive’s duties for the Company, (ii) perform such duties in a faithful, effective and efficient manner, and (iii) hold no other employment; provided that the foregoing shall not prevent Executive from continuing to participate in such charitable, civic, educational, professional, community or industry affairs or being a member of the board of directors of other public or private companies, as disclosed to and approved in writing by the Board, so long as such activities do not, either individually or in the aggregate, materially interfere or conflict with Executive’s duties hereunder or result in a breach of any restrictive covenant obligation of Executive. Executive agrees to perform Executive’s duties and responsibilities within and subject to the Company’s general employment policies and practices, and such other reasonable policies, practices and restrictions as the Company shall from time to time establish for its similarly situated executives.

(d) Executive hereby represents to the Company that: (i) the execution and delivery of this Agreement and the performance by Executive of Executive’s duties hereunder do not and shall not constitute a breach of, conflict with, or otherwise contravene or cause a default under, the terms of any other agreement or policy to which Executive is a party or otherwise bound or any judgment, order or decree to which Executive is subject; (ii) Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other person or entity that would prevent Executive under the terms of any other agreement or arrangement from entering into this Agreement or carrying out Executive’s duties hereunder, or would give rise to a violation of such other agreement or arrangement by virtue of Executive entering into this Agreement and carrying out Executive’s duties hereunder; (iii) Executive is not bound by any employment, consulting, non-competition, confidentiality, trade secret or similar agreement (other than this Agreement) with any other person or entity that would prevent Executive under the terms of any other agreement or arrangement from entering into this Agreement or carrying out Executive’s duties hereunder, or would give rise to a violation of such other agreement or arrangement by virtue of Executive entering into this Agreement and carrying out Executive’s duties hereunder; and (iv) Executive understands the Company will rely upon the accuracy and truth of the representations and warranties of Executive set forth herein.

2. Period of Employment. The “Period of Employment” shall be the period commencing on the Effective Date and continuing until Executive’s employment with the Company terminates pursuant to Section 5. Notwithstanding anything to the contrary in this Agreement, Executive’s employment with the Company shall be “at will.” For the avoidance of doubt, this Agreement shall be deemed null and void and the terms herein shall have no further force or effect if the closing of the Merger fails to occur.

3. Compensation and Reimbursement of Expenses.

(a) Base Salary. Executive’s annual base salary for the Period of Employment shall be US$ 250,000 (as may be adjusted from time to time by the Board, the “Base Salary”), payable in accordance with the Company’s regular payroll practices in effect from time to time and subject to all applicable taxes and withholdings. The parties acknowledge and agree that a portion of Executive’s Base Salary shall constitute consideration for Executive’s compliance with the restrictions and covenants set forth in Section 6 of this Agreement.

(b) Annual Cash Bonus. For each fiscal year ending during the Period of Employment, Executive shall be eligible to receive an annual cash bonus (the “Annual Bonus”) to be determined by the Compensation Committee of the Board (the “Compensation Committee”) based on financial, operational, individual and/or other targets established by the Compensation Committee and subject to any annual cash incentive plan adopted by the Compensation Committee. The Compensation Committee will set Executive’s target Annual Bonus opportunity, equal to a percentage of Base Salary, for each fiscal year. The Annual Bonus shall be subject to Executive’s continuous employment through the payment date and shall be payable in the first payroll period following the completion of the Company’s audited financials related to the performance year, which in no event shall be later than December 31st of the year following the year to which such Annual Bonus relates.

(c) Incentive Equity. During the Period of Employment, Executive will be eligible to receive an annual grant of incentive equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Compensation Committee of the Board will determine in its discretion the terms of any equity award in accordance with the terms of the Company’s applicable incentive plan or arrangement that may be in effect from time to time.

(d) Reimbursement of Business Expenses. Executive is authorized to incur reasonable expenses (including telephone, commercial air travel, and entertainment) in carrying out Executive’s duties hereunder and shall, upon receipt by the Company of proper documentation with respect thereto (setting forth the amount, business purpose and establishing payment) be reimbursed for all such business expenses incurred during the Period of Employment, subject to the Company’s written expense reimbursement policies and any written pre-approval policies in effect from time to time.

(e) Clawback Policy. To the extent required by applicable law or regulation, any applicable stock exchange listing standards or any clawback policy adopted by the Company pursuant to any such law, regulation or stock exchange listing standards, or to comport with good corporate governance practices, the Annual Bonus and any other incentive compensation granted to Executive (whether pursuant to this Employment Agreement or otherwise) shall be subject to the provisions of any applicable clawback policies or procedures, which may provide for forfeiture and/or recoupment of such amounts paid or payable under this Employment Agreement or otherwise, including incentive equity awards granted to Executive.

4. Employee Benefits.

(a) Company Employee Benefit Plans. During the Period of Employment, Executive shall be provided the opportunity to participate in all standard employee benefit programs made available by the Company to the Company’s employees generally, in accordance with the eligibility and participation provisions of such plans and as such plans or programs may be in effect from time to time. The Company reserves the right to amend any employee benefit plan, policy, program or arrangement from time to time, or to terminate such plan, policy, program or arrangement, consistent with the terms thereof at any time and for any reason without providing Executive with notice.

(b) Vacation and Other Leave. During the Period of Employment, Executive shall be eligible to receive paid vacation in accordance with and subject to the Company’s vacation policies in effect from time to time. Vacations are to be taken at times mutually agreeable to the Company and the Executive.

5. Termination of Employment.

(a) Termination by the Company; Termination Due to Death. Executive’s employment with the Company and the Period of Employment may be terminated by the Company immediately upon notice to Executive for an involuntary termination of employment for Cause (as defined below), without Cause or due to Executive’s Disability (as defined below). Executive’s employment with the Company, and the Period of Employment, shall automatically terminate upon Executive’s death.

(b) Termination by Executive. Executive’s employment with the Company, and the Period of Employment, may be terminated by Executive for any reason with no less than ninety (90) days’ advance written notice to the Company. Upon Executive’s resignation, Executive shall cooperate as reasonably requested by the Board to effectuate an orderly transition.

(c) Benefits upon Termination. If Executive’s employment with the Company is terminated during the Period of Employment for any reason by the Company or by Executive, the Company shall have no further obligation to make or provide to Executive, and Executive shall have no further right to receive or obtain from the Company, any payments or benefits except as follows:

(i) The Company shall pay Executive (or, in the event of Executive’s death, Executive’s estate) any Accrued Obligations (as defined below) within the thirty (30) day period following the date Executive’s employment terminates (the “Separation Date”), or such earlier date as may be required by applicable law, and Executive shall receive any vested accrued benefits for which Executive remains eligible under the Company’s employee welfare benefit and retirement plans, payable according to the terms of such plans. Executive and Executive’s eligible dependents shall be eligible for continued coverage under the group medical care plans provided to employees of the Company in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and/or state law, subject to the terms and conditions thereof, and at Executive’s own expense.

(ii) If, during the Period of Employment, Executive’s employment with the Company ends as a result of an involuntary termination by the Company without Cause or Executive’s resignation for Good Reason other than in connection with a Change in Control, then, in addition to the amounts payable under Section 5(c)(i), subject to Executive’s timely execution and non- revocation of the general release described in Section 5(d) (the “General Release”) and the other conditions and limitations herein, Executive shall be entitled to receive (A) six (6) months of Base Salary (at the rate in effect immediately prior to the Separation Date, or if the termination is as a result of Good Reason triggered based on a material reduction in Executive’s Base Salary under Section 5(e)(v) hereof, the Base Salary in effect prior to the reduction), payable in substantially equal installments on each of the Company’s regular payroll payment dates during the six (6) months following the Separation Date and subject to all applicable taxes and withholdings; and (B) to the extent unpaid as of the Separation Date, payment of Executive’s Bonus for the fiscal year immediately preceding the year in which the Separation Date occurs, payable at the same time such Bonus would be due under Section 3(b) if Executive had remained employed with the Company through such payment date ((A) and (B) collectively, the “Severance Payments”); provided, that no installment or portion of the Severance Payments shall be payable or paid until the expiration of the applicable revocation period for the General Release. Notwithstanding anything herein to the contrary, if any Severance Payment is “nonqualified deferred compensation” within the meaning of Section 409A of the Code (as defined below) and the period to consider the General Release and, if applicable, revoke the General Release plus the first regular payroll date thereafter spans two calendar years, then no portion of the Severance Payments shall be paid until the Company’s first payroll payment date in the year following the year in which the Separation Date occurs, and any amount that is not paid prior to such date due to such restriction shall be paid in a lump sum along with the installment scheduled to be paid on that date.

(iii) If Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason within the sixty (60) days prior to a Change in Control or within the twelve (12) months following a Change in Control, then, in addition to the amount payable under Section 5(c)(i) but in lieu of the Severance Payments payable under Section 5(c)(ii), subject to Executive’s timely execution and non-revocation of the General Release and the other conditions and limitations herein, Executive shall be entitled to receive (A) twelve (12) months of Base Salary (at the rate in effect immediately prior to the Separation Date, or if the termination is as a result of Good Reason triggered based on a material reduction in Executive’s Base Salary under Section 5(e)(v) hereof, the Base Salary in effect prior to the reduction), payable in a lump sum within thirty (30) days following the Separation Date and subject to all applicable taxes and withholdings; (B) to the extent unpaid as of the Separation Date, payment of Executive’s Bonus for the fiscal year immediately preceding the year in which the Separation Date occurs, payable at the same time such Bonus would be due under Section 3(b) if Executive had remained employed with the Company through such payment date; (C) a lump-sum payment, payable within thirty (30) days following the Separation Date, equal to one hundred percent (100%) of the higher of (1) Executive’s target Annual Bonus as in effect for the fiscal year in which the Change in Control occurs or (2) Executive’s actual Annual Bonus for the fiscal year in which the Executive’s termination of employment occurs (for avoidance of doubt, this amount will not be prorated); and (D) acceleration of one hundred percent (100%) of Executive’s outstanding unvested equity awards on the date of Executive’s termination; provided, however, that if an outstanding equity award is to vest and/or the amount of the equity award to vest is to be determined based on the achievement of performance criteria, then the equity award will vest as to one hundred percent (100%) of the amount of the equity award assuming the performance criteria had been achieved at target levels for the relevant performance period(s), unless otherwise provide in the applicable award agreement ((A) through (D) herein, the “Change in Control Severance Payments”).

(iv) Notwithstanding Sections 5(c)(ii) and Section 5(c)(iii) above, if Executive breaches Executive’s obligations under Section 6 of this Agreement at any time, from and after the date of such breach and not in any way in limitation of any right or remedy otherwise available to the Company, Executive will no longer be entitled to, and the Company will no longer be obligated to pay, any remaining unpaid portion of the Severance Payments or Change in Control Severance Payments, as applicable.

(v) The severance and accelerated vesting provisions of this Section 5(c) shall be superseded in the event of the Board’s (or its Compensation Committee’s) adoption of an executive severance plan covering Executive that provides for benefits in the event of termination of employment by the Company without Cause or by Executive for Good Reason.

(d) General Release. This Section 5(d) shall apply notwithstanding anything else in this Agreement to the contrary. As a condition precedent to any Company obligation to Executive pursuant to Section 5(c)(ii) or 5(c)(iii), as applicable, Executive shall provide the Company with a valid, executed General Release in a customary, standard form of the Company, which shall not contain any more onerous restrictive covenants than those contained herein, and not revoke such General Release prior to the expiration of any revocation rights afforded to Executive by applicable law. The Company shall provide Executive with the General Release prior to the Separation Date, and Executive must deliver the executed General Release to the Company within twenty-one (21) days (or, if greater, the minimum period required by applicable law) after the Separation Date, failing which Executive will forfeit all rights to the payments and benefits set forth in Section 5(c)(ii) or 5(c)(iii) (as applicable).

(e) Exclusive Remedy. Executive agrees that the payments and benefits contemplated by Section 5(c) shall constitute the exclusive and sole remedy for any termination of Executive’s employment, and Executive covenants not to assert or pursue any other remedies, at law or in equity; provided that, nothing herein shall preclude Executive from contesting the grounds for termination in the event of a termination due to Disability, or otherwise interfere with Executive’s ability to apply for unemployment, workers’ compensation, or disability insurance benefits.

(f) Certain Defined Terms. As used in this Agreement:

(i) “Accrued Obligations” means (A) any Base Salary that had accrued but had not been paid (including any amount for accrued and unused vacation time payable in accordance with the Company’s vacation policy then in effect or applicable law) on or before the Separation Date, (B) any reimbursement due to Executive pursuant to Section 3(c) for expenses incurred by Executive on or before the Separation Date and (C) any other vested benefits or vested amounts due and owed to Executive under the terms of any plan, program or arrangement of the Company.

(ii) “Cause” means (A) Executive’s conviction of or plea of nolo contendere to a felony or a crime involving moral turpitude; (B) Executive’s conviction of or plea of nolo contendere to fraud, theft, embezzlement, self-dealing, misappropriation or other malfeasance against the business of the Company or its affiliates or subsidiaries (the “Company Group” and each a “Company Group Member”); (C) Executive’s material failure to perform Executive’s lawful duties or responsibilities for the Company Group (other than by reason of Disability); (D) Executive’s refusal to comply with any lawful policy of the Company or reasonable directive of the Board or its designee; (E) Executive’s commission of acts or omissions constituting gross negligence or material misconduct in the performance of any aspect of Executive’s lawful duties or responsibilities which have or may be expected to have an adverse effect on the Company Group; (F) Executive’s breach of any fiduciary duty owed to the Company Group; (G) Executive’s violation of any securities laws; (H) Executive’s material violation or breach of any restrictive covenant or any material term of this Agreement; or (I) Executive’s commission of any act or omission that materially damages or is reasonably likely to materially damage the financial condition or business of the Company Group or materially damages or is reasonably likely to materially damage the reputation, public image, goodwill, assets or prospects of the Company Group. Notwithstanding the foregoing, no Cause shall exist unless the Company has provided the Executive written notice detailing the event constituting Cause and, to the extent the event is reasonably susceptible to cure, the Executive does not cure such event within thirty (30) days of the receipt of such notice.

(iii) “Change in Control” shall have the meaning as defined (or as the analogous term is defined) in the Company’s incentive plan(s) under which equity awards are or have been granted to Executive from time to time.

(iv) “Disability” means a physical or mental impairment that renders Executive unable to perform the essential functions of Executive’s employment with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for ninety (90) days (whether or not continuous) during any period of one-hundred eighty (180) consecutive days, unless a longer period is required by federal or state law, in which case that longer period would apply.

(v) “Good Reason” means the occurrence of any of the following events without Executive’s written consent, provided that Executive provides written notice to the Company of such event constituting Good Reason within sixty (60) days of the occurrence and the Company does not cure such event within thirty (30) days of the receipt of such notice from Executive: (A) a reduction in Executive’s Base Salary (except for a decrease of not more than ten percent (10%) in connection with any across-the-board reduction impacting substantially all executives of the Company), (B) a material diminution in Executive’s position, duties, authorities or responsibilities; or (C) a relocation of Executive’s principal place of employment by more than twenty-five (25) miles.

(vi) “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations, rules and other guidance promulgated thereunder.

(g) Officer/Board/Committee Resignations. Unless as otherwise agreed to in writing by the Company and Executive, upon the termination of Executive’s employment for any reason, Executive will be deemed to have resigned, without any further action by Executive, from any and all positions including, but not limited to, any officer, board and/or director positions or positions as a fiduciary of any of the employee benefit plans of the Company Group that Executive, immediately prior to such termination, (i) held within the Company Group and (ii) held with any other entities at the direction of, or as a result of Executive’s affiliation with, the Company Group. If, for any reason, this Section 5(f) is deemed to be insufficient to effectuate such resignations, then Executive will, upon the Company’s request, execute any documents or instruments that the Company may reasonably deem necessary to effectuate such resignations.

(h) Section 409A.

(i) It is the intention of the parties that Executive’s performance of the services under this Agreement and payments to Executive under this Agreement shall not implicate Section 409A. In the event that Executive’s performance of the services or any payment due to the Executive under this Agreement would subject Executive to the additional tax and interest imposed by Section 409A, or any interest or penalties with respect to such additional tax, the Company shall modify this Agreement to make it compliant with Section 409A and maintain the value of the payments and benefits under the Agreement. In no event, however, shall the Company be liable for any tax, interest or penalty imposed on Executive under Section 409A or any damages for failing to comply with Section 409A.

(ii) If at the time of the Executive’s termination of employment, the Executive is a “specified employee,” under Section 409A, any and all amounts payable under this Agreement on account of such termination of employment that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, the date of the Executive’s death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Section 409A; (B) benefits which qualify as excepted welfare benefits pursuant to Section 409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A. Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

(iii) Any reimbursement payment or in-kind benefit due to Executive pursuant to Section 3(c), to the extent that such reimbursements or in-kind benefits are taxable to Executive, shall be paid on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred. Executive agrees to provide prompt notice to the Company of any such expenses (and any other documentation that the Company may reasonably require to substantiate such expenses) in order to facilitate the Company’s timely reimbursement of the same. Reimbursements and in-kind benefits pursuant to Section 3(c) are not subject to liquidation or exchange for another benefit and the amount of such benefits that Executive receives in one taxable year shall not affect the amount of such reimbursements or benefits that Executive receives in any other taxable year.

(iv) For purposes of Section 409A, Executive’s right to receive any installment payments hereunder shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., payment shall be made within thirty (30) days following the date of termination), the actual date of payment within the specified period shall be within the sole discretion of the Company.

6. Restrictive Covenants.

(a) Non-Disclosure and Non-Use of Confidential Information.

(i) Executive agrees that during the Period of Employment and following the termination thereof for any reason, the Executive shall not, and shall cause his affiliates and representatives not to, disclose to any individual or natural person, partnership (including a limited liability partnership), corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or governmental authority (each, a “Person”), except (i) to the Executive’s legal, financial, tax or accounting advisors, or (ii) as compelled by law, any Confidential Information for any reason or purpose whatsoever, and the Executive shall not, and shall cause Executive’s affiliates or representatives not to, make use of any of the Confidential Information for their own purposes or for the benefit of any Person except any Company Group Member. In the event that Executive or any of Executive’s affiliates or representatives are compelled by law to disclose any Confidential Information, the Executive shall promptly provide written notice to the Company of the request or requirement so that the Company may seek (at the Company’s sole cost and expense) an appropriate protective order or waive compliance with the provisions of this Section 6(a). If, in the absence of a protective order or the receipt of a waiver hereunder, the Executive or any of the Executive’s affiliates or representatives are compelled by law to disclose any Confidential Information to any tribunal, the Executive or the Executive’s affiliates, as applicable, may disclose the Confidential Information to the tribunal; provided, that the Executive or the Executive’s affiliates, as applicable, shall use commercially reasonable efforts to obtain, at the request and sole expense of the Company, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as the Company shall designate.

(ii) For purposes of this Agreement, “Confidential Information” shall mean any information of a confidential or proprietary nature concerning the business or affairs of the Company Group; provided however, “Confidential Information” shall not include information which (i) is or becomes generally available to the public other than as a result of disclosure by Executive or any of the Executive’s affiliates to the receiving party in violation of this Agreement or (ii) becomes available to the Executive or any of the Executive’s affiliates on a non-confidential basis from a source other than any Company Group Member, so long as such source is not known by the Executive to be bound by a confidentiality agreement with any of the foregoing prohibiting such disclosure.

(iii) For the avoidance of doubt, this Section 6(a) does not prohibit or restrict Executive (or Executive’s attorney) from responding to any inquiry about this Agreement or its underlying facts and circumstances by the Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other self-regulatory organization or governmental authority, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Executive understands and acknowledges that Executive does not need the prior authorization of the Company to make any such reports or disclosures and that Executive is not required to notify the Company that Executive has made such reports or disclosures.

(iv) Notwithstanding anything in this Section 6(a) or elsewhere in this Agreement to the contrary, Executive understands that Executive may, pursuant to the U.S. Defend Trade Secrets Act of 2016 (“DTSA”), without informing the Company prior to any such disclosure, disclose Confidential Information (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, without informing the Company prior to any such disclosure, if Executive files a lawsuit against the Company for retaliation for reporting a suspected violation of law, Executive may, pursuant to the DTSA, disclose Confidential Information to Executive’s attorney and use the Confidential Information in the court proceeding or arbitration, provided that Executive files any document containing the Confidential Information under seal and does not otherwise disclose the Confidential Information, except pursuant to court order. Without prior authorization of the Company, however, the Company does not authorize Executive to disclose to any third party (including any government official or any attorney Executive may retain) any communications that are covered by the Company’s attorney-client privilege.

(b) Intellectual Property Rights.

(i) Executive hereby assigns, transfers, and conveys to the Company all of Executive’s right, title and interest in and to all Work Product (as defined below). Executive agrees that all Work Product belongs in all instances to the Company. Executive will promptly disclose such Work Product to the Company and perform all actions reasonably requested by the Company (whether during or after the Period of Employment) to establish and confirm the Company’s ownership of such Work Product (including, without limitation, the execution and delivery of assignments, consents, powers of attorney, and other instruments) and to provide reasonable assistance to the Company (whether during or after the Period of Employment) in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product. Executive recognizes and agrees that the Work Product, to the extent copyrightable, constitutes works for hire under the copyright laws of the United States.

(ii) For purposes of this Agreement, “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, trade dress, logos and all similar or related information (whether patentable or unpatentable) which relates to the actual business, operations, research and development, or existing or future products or services of the Company Group and which are conceived, developed, or made by Executive (whether or not during usual business hours and whether or not alone or in conjunction with any other person) during the Period of Employment together with all patent applications, letters patent, trademark, trade name, and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing. Notwithstanding the foregoing, “Work Product” shall not include the patents and other assets set forth on Exhibit A hereto. Executive hereby represents and warrants that the patents and other assets owned by Executive set forth on Exhibit A are not related in any way to the Company Group, except as stated therein.

(c) Non-Solicitation and Non-Interference. During the Period of Employment Executive will not, and will cause Executive’s affiliates not to use confidential information to, directly or indirectly through any other Person (whether as an officer, manager, director, employee, partner, consultant, holder of equity or debt investment, lender or any other manner or capacity): (i) directly or indirectly contact, induce or solicit (or assist any Person to contact, induce or solicit) for employment any person who is, or within the preceding twelve (12) months was, an executive employed by a Company Group Member; or

(ii) induce or attempt to induce any customer, supplier, or licensee of the Company Group within the preceding twelve (12) months to cease doing business with the Company Group or in any way interfere with the relationship between the Company Group and any such customer, supplier, or licensee.

(d) Non-Disparagement. During the Period of Employment and following the termination thereof for any reason, Executive shall not make any negative statements or communications about any Company Group Member or any of their respective direct or indirect equity holders, directors, managers, officers or employees. Notwithstanding the foregoing, nothing in this Agreement is intended to require any person to make any untruthful statement or to violate any law.

7. Acknowledgment and Enforcement of Covenants.

(a) Acknowledgment. Executive acknowledges that Executive has become familiar, or will become familiar, with the Company Group Members’ trade secrets and with other Confidential Information concerning the Company Group Members and their respective predecessors, successors, customers, and suppliers, and that Executive’s services are of special, unique, and extraordinary value to the Company. Executive acknowledges and agrees that the Company would not enter into this Agreement, providing for compensation and other benefits to Executive on the terms and conditions set forth herein, but for Executive’s agreements herein (including those set forth in Section 6). Furthermore, Executive acknowledges and agrees that the Company will be providing Executive with additional special knowledge after the Effective Date, with such special knowledge to include additional Confidential Information and trade secrets. Executive agrees that the covenants set forth in Section 6 (collectively, the “Restrictive Covenants”) are reasonable and necessary to protect the Company Group’s trade secrets and other Confidential Information, proprietary information, goodwill, stable workforce, and customer relations.

(b) Representations. Without limiting the generality of Executive’s agreement with the provisions of Section 7(a), Executive (i) represents that Executive is familiar with and has carefully considered the Restrictive Covenants, (ii) represents that Executive is fully aware of Executive’s obligations hereunder, (iii) agrees to the reasonableness of the length of time, scope, and geographic coverage, as applicable, of the Restrictive Covenants, (iv) agrees that the Company Group currently conducts business within the United States, and (v) agrees that the Restrictive Covenants will continue in effect for the applicable periods set forth above regardless of whether Executive is then entitled to receive severance pay or benefits from the Company. Executive understands that the Restrictive Covenants may limit Executive’s ability to earn a livelihood in a business similar to the business of the Company Group, but Executive nevertheless believes that Executive has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder or as described in the recitals hereto to clearly justify such restrictions which, in any event (given Executive’s education, skills, and ability), Executive does not believe would prevent Executive from otherwise earning a living. Executive agrees that the Restrictive Covenants do not confer a benefit upon the Company disproportionate to the detriment of Executive.

(c) Enforcement. Executive acknowledges and agrees that money damages would not be an adequate remedy for any breach or threatened breach of the provisions of the Restrictive Covenants and that the Company or any of its successors or assigns shall, in addition to any other rights and remedies existing in their favor, be entitled to specific performance, injunctive and/or other relief from any court of competent jurisdiction in order to enforce or prevent any violations of the Restrictive Covenants (including the extension of the restricted periods set forth in Section 6 by a period equal to the length of any legal proceeding, arbitration, or other action necessary to stop such violation), provided, that Executive is found to have been in violation of the Restrictive Covenants by a court of competent jurisdiction. Any injunction shall be available without the posting of any bond or other security. In the event of an alleged breach or violation by Executive of any Restrictive Covenant, the restricted period will be tolled for the Executive until such alleged breach or violation is resolved; provided, that if Executive is found to have not violated the Restrictive Covenants, then the restricted period will not be deemed to have been tolled.

(d) Severability. If, at the time of enforcement of the Restrictive Covenants, a court or arbitrator holds that the Restrictive Covenants are unreasonable under the circumstances then existing, the parties agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area determined to be reasonable under the circumstances by such court or arbitrator, as applicable. Executive covenants and agrees that Executive will not seek to challenge the enforceability of the Restrictive Covenants against any Company Group Member, nor will Executive assert as a defense to any action seeking enforcement of the Restrictive Covenants (including an action seeking injunctive relief) that such provisions are not enforceable due to lack of sufficient consideration received by Executive.

8. Withholding Taxes/Authorized Deductions. Notwithstanding anything herein to the contrary, the Company may withhold (or cause to be withheld) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, social security, employment or other taxes as may be required to be withheld pursuant to any applicable law or regulation, and make such deductions as may be applicable pursuant to the Company’s policies and employee benefit plans.

9. Cooperation. During and after the Period of Employment, Executive shall cooperate fully with any investigation or inquiry by the Company, or any governmental or regulatory agency or body concerning the Company or any other member of the Company, provided that the Company shall reimburse Executive’s reasonable expenses incurred in providing such cooperation (including, without limitation, attorneys’ fees and lodging and meals) subject to Executive’s delivery of written notice to the Company prior to the time such expenses are incurred.

10. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

11. Consent to Jurisdiction. All judicial proceedings brought against any party arising out of or relating to this Agreement, or any obligations or liabilities hereunder, shall be brought and maintained in the courts of the State of California or the federal courts located in the State of California. By executing this Agreement, each party irrevocably: (a) accepts generally and unconditionally the exclusive jurisdiction and venue of such courts; (b) waives, to the fullest extent permitted by applicable law any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute; (c) agrees that service of all process in any such proceeding in any such court may be made by nationally recognized overnight courier or by registered or certified mail, return receipt requested, to such party at its address provided in accordance with Section 18; (d) agrees that service as provided in clause (c) above is sufficient to confer personal jurisdiction over the party in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect; (e) agrees that the parties retain the right to serve process in any other manner permitted by law but shall not have any right to bring proceedings against the other party in the courts of any other jurisdiction; and (f) agrees that the provisions of this Section 11 relating to jurisdiction and venue shall be binding and enforceable to the fullest extent permissible under applicable law. Notwithstanding the foregoing, the Company may seek injunctive or equitable relief to enforce the terms of this Agreement in any court of competent jurisdiction.

12. Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement.

13. Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under applicable law, such provision, as to such jurisdiction, shall be ineffective without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

14. Indemnification. The Company shall indemnify Executive in accordance with applicable law and to the extent set forth in the Company’s by-laws and certificate of incorporation and the governing documents of any applicable Company Group Members. Executive shall also be entitled to coverage under a director and officer liability policy at a level no less favorable than that made available to other similarly situated executives of the Company or its affiliates.

15. Entire Agreement; Amendment. This Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope and supersedes all prior agreements (including, without limitation, any offer letters, any existing employment agreement (including, for the avoidance of doubt, the Employment Agreement, dated as of May 27, 2022, by and between Estrella Biopharma, Inc., a Delaware corporation, and Executive), term sheets, consulting agreements and correspondence relating thereto), whether written or oral, that directly or indirectly bear upon the subject matter hereof, excluding any restrictive covenant agreement by and between Executive and any Company Group Member. This Agreement may not be amended, modified or changed (in whole or in part), except by written agreement executed by both of the parties hereto.

16. Waiver. No waiver of any of any provision of this Agreement will constitute or be deemed to constitute a waiver of any other provision of this Agreement, nor will any such waiver constitute a continuing wavier unless otherwise expressly provided.

17. Successors and Assigns. This Agreement cannot be assigned by the Company without the prior written consent of Executive, other than (a) an assignment to an affiliate of the Company made as part of an internal reorganization applicable to employees of the Company generally or (b) to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, and shall be binding and inure to the benefit of the Company, its successors and any permitted assigns. No right, obligation or duty or duty of this Agreement may be assigned by Executive without the prior written consent of the Company.

18. Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, transmitted via email, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, when received if transmitted via telecopier or email, five days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.

If to the Company:

Estrella Immunopharma, Inc.

5858 Horton Street, Suite 170

Emeryville, CA 94608

Attention: Dr. Cheng Liu

Email: cheng.liu@estrellabio.com

If to Executive, to the address most recently on file in the payroll records of the Company.

19. Section 280G. Payments under this Agreement shall be made without regard to whether the deductibility of such payments (or any other payments to or for the benefit of the Executive) would be limited or precluded by Section 280G of the Code without regard to whether such payments (or any other payments) would subject the Executive to the federal excise tax levied on certain “excess parachute payments” under Section 4999 of the Code; provided, that if the total of all payments to or for the benefit of the Executive (whether under this Agreement or otherwise), after reduction for all state and federal taxes (including the tax described in Section 4999 of the Code, if applicable) with respect to such payments (“Executive’s Total After-Tax Payments”), would be increased by the limitation or elimination of any payment under this Agreement, amounts payable under this Agreement shall be reduced to the extent, and only to the extent, necessary to maximize the Executive’s Total After-Tax Payments. The determination as to whether and to what extent payments under this Agreement are required to be reduced in accordance with the preceding sentence shall be made at the Company’s expense by a nationally recognized accounting firm after considering in good faith all available exemptions, including a fair valuation of reasonable compensation for services rendered by Executive and a fair valuation for any post-employment covenants.

20. Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. Executive agrees and acknowledges that Executive has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

21. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument.

[Signatures on Following Page]

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement as of the date first written above.

“COMPANY”

Estrella Immunopharma, Inc.

By:	/s/ Cheng Liu
Name:	Cheng Liu
Title:	CEO

“EXECUTIVE”

/s/ Jiandong Xu
Jiandong Xu

[Signature Page to Employment Agreement]

EXHIBIT A

EXCLUDED FROM WORK PRODUCT

________	I have no inventions.

________	The following is a complete list of all pre-existing intellectual property and other assets to be excluded from the definition of Work Product relative to the subject matter of my employment with the Company that have been created by me, alone or jointly with others, prior to the Effective Date, which might relate to the Company Group’s present business:

________	Additional sheets attached.

Executive:		Date:
Jiandong Xu

A-1